Exhibit No. 10.2

Journal Communications, Inc.

PERFORMANCE  UNIT  AWARD  CERTIFICATE

Non-transferable
G R A N T   T O
___________________
(“Grantee”)

by Journal Communications, Inc. (the “Company”) of Performance Units (the “Performance Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s Class B Common Stock, $0.01 par value (“Shares”), pursuant to and subject to the provisions of the Journal Communications, Inc. 2007 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The target number of Shares subject to this award is ____________ (the “Target Award”).  Depending on the Company’s level of attainment of specified performance goals for the three-year period beginning December 26, 2011 and ending December 28, 2014, Grantee may earn 0% to 150% of the Target Award, in accordance with the performance metrics described on Exhibit A hereto and the terms of this Certificate.

By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Journal Communications, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

JOURNAL COMMUNICATIONS, INC. By: ____________________________________________ Its: Authorized Officer	Grant Date:

Approved by Compensation Committee 3-19-2012

TERMS AND CONDITIONS

1.      Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, for purposes of this Certificate:

(a)  Adjusted Cumulative EBITDA means the Company’s cumulative reported net earnings (loss) excluding earnings (loss) from discontinued operations, net, provision (benefit) for income taxes, total other expense, net (which is entirely comprised of interest income and expense), depreciation and amortization (EBITDA) for fiscal years 2012, 2013 and 2014, adjusted to exclude (i) non-cash impairment charges, (ii) net earnings (loss) from adjustments to useful lives, (iii) gains (losses) on disposition of assets, (iv) net earnings (loss) from divested operations (not otherwise included in discontinued operations), whenever accrued during the three-year period, (v) net earnings (loss) from acquisitions accrued during the fiscal year of the closing date of the acquisition (net of acquisition expenses), and (vi) the cumulative effect of accounting changes.

(b)  Confirmation Date is defined in Exhibit A.

(c)  Confirmed Performance Units is defined in Exhibit A.

(d)  Conversion Date is defined in Exhibit A.

(e)  Payout Factor is defined in Exhibit A.

(f)  Performance Period means the three-year period beginning December 26, 2011 and ending December 28, 2014.

2.      Performance Units.  The Performance Units have been credited to a bookkeeping account on behalf of Grantee.  The Performance Units will be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto.  Any Performance Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.      Conversion to Shares.  Except as otherwise provided in Section 4 below, the Performance Units that are earned based on performance will be converted to actual unrestricted Shares (one Share per Confirmed Performance Unit) on the Conversion Date.  These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of Grantee.

4.      Termination of Employment.  If Grantee’s employment is terminated during the Performance Period, the following provisions of this Section 4 shall govern the vesting and payout of the Performance Units:

(i) Death or Disability.  If Grantee’s employment is terminated by reason of death or Disability, the number of Performance Units earned shall be determined in accordance with Exhibit A and any Confirmed Performance Units shall convert to Shares on the Conversion Date as if such termination of employment had not occurred.

(ii) Any Other Reason.  If Grantee’s employment is terminated for any other reason, all of the Performance Units shall be forfeited; provided, however, that in the case of Grantee’s Retirement or a termination of Grantee’s employment by the Company without Cause, the Committee may, but shall not be required to, waive the employment condition for some or all of the Performance Units, in which case the number of such Performance Units earned shall be determined in accordance with Exhibit A and any Confirmed Performance Units shall convert to Shares on the Conversion Date as if such termination of employment had not occurred.

5.           Payment of Taxes.  The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units.  The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel or principal financial officer, by withholding Shares upon the settlement of the Performance Units having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes.  The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

Terms and Conditions
Performance Unit Award Certificate

6.      Limitation of Rights.  The Performance Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the units.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7.      Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Performance Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  The Performance Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers.

8.      Restrictions on Issuance of Shares.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Performance Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Units, stock units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.      Plan Controls.  The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.  Any conflict between this Certificate and the terms of a written employment or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment or change-in-control agreement.

10.    Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to Awards of this type.

11.    Successors.  This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

12.    Notice.  Notices under this Certificate must be in writing, personally delivered or sent by registered or certified United States mail addressed as follows. (i) if to the Company: Journal Communications, Inc., 333 West State Street, Milwaukee, WI, 83203, Attn: Chief Accounting Officer, or as otherwise designated by the Company in a written notice; (ii) if to Grantee: address of Grantee then currently on file with the Company, or as otherwise designated by Grantee in a written notice.

Terms and Conditions
Performance Unit Award Certificate

EXHIBIT A

Performance Units

The Performance Units will be earned, in whole or in part, based on (i) Grantee’s continued employment, and (ii) the Company’s Adjusted Cumulative EBITDA over the Performance Period, as follows:

Adjusted Cumulative EBITDA	Payout Factor: % of Target Award Earned (1)
$_______ [120% of target amount]	150%
$_______ [100% of target amount]	100%
$_______ [80% of target amount]	50%
less than $_______ [80% of target amount]	0%
_______________________________
(1)	Payouts between performance levels will be determined based on straight line interpolation.

Determination of Payout.  No later than 60 days after the end of the Performance Period (the “Confirmation Date”), the Committee shall determine and certify (i) the Company’s Adjusted Cumulative EBITDA over the Performance Period and (ii) the resulting payout factor as set forth above (the “Payout Factor”).  The Target Award shall be multiplied by the Payout Factor to determine the number of Performance Units earned and vested (“Confirmed Performance Units”).

Payout Timing (Conversion to Shares).  The Confirmed Performance Units shall automatically convert to Shares on the Confirmation Date (the “Conversion Date”); provided that Grantee has remained continuously employed through the Conversion Date (unless and to the extent the employment condition has been waived in accordance with Section 4 of this Award Certificate).

Terms and Conditions
Performance Unit Award Certificate